EXHIBIT 4.A.7

TENNESSEE GAS PIPELINE COMPANY

as Issuer

TENNESSEE GAS PIPELINE ISSUING CORPORATION

as Co-issuer

WILMINGTON TRUST COMPANY

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

Dated as of October 1, 2011

To

INDENTURE

Dated as of March 4, 1997

SEVENTH SUPPLEMENTAL INDENTURE, dated as of October 1, 2011 (this “Seventh Supplemental Indenture”), among (i) TENNESSEE GAS PIPELINE COMPANY, a Delaware corporation (the “Company”), (ii) TENNESSEE GAS PIPELINE ISSUING CORPORATION, a Delaware corporation (“Finance Corp”) and (iii) WILMINGTON TRUST COMPANY, as successor-in-trust to JPMorgan Chase Bank (formerly the Chase Manhattan Bank), as trustee under the Indenture referred to below (the “Trustee”).

RECITALS OF THE COMPANY

WHEREAS, the Company has issued Securities pursuant to the Indenture, dated as of March 4, 1997 (the “Original Indenture”), as amended and supplemented by (i) the First Supplemental Indenture, dated as of March 13,1997 (the “First Supplemental Indenture”), (ii) the Second Supplemental Indenture, dated as of March 13, 1997 (the “Second Supplemental Indenture”), (iii) the Third Supplemental Indenture, dated as of March 13, 1997 (the “Third Supplemental Indenture”), (iv) the Fourth Supplemental Indenture, dated as of October 9, 1998 (the “Fourth Supplemental Indenture”), (v) the Fifth Supplemental Indenture, dated as of June 10, 2002 (the “Fifth Supplemental Indenture”) and (vi) the Sixth Supplemental Indenture, dated as of January 27, 2009 (the “Sixth Supplemental Indenture”) (the Original Indenture, as so amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, being referred to herein as the “Indenture”); and

WHEREAS, the Company intends to convert to a Delaware limited liability company by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware (the “Conversion”); and

WHEREAS, the Conversion is permitted by the terms of the Indenture, and the parties hereto desire to amend the Indenture, as permitted by Section 901(6) thereof, to add Finance Corp as a co-issuer party to the Indenture and to each series of Securities; and

WHEREAS, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee the Opinion of Counsel referred to in Section 903 of the Indenture; and

WHEREAS, all acts and things necessary to make this Seventh Supplemental Indenture a valid and binding agreement in accordance with the Indenture have been done or performed;

NOW, THEREFORE, in consideration of the premises, agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree, for the equal and proportionate benefit of all Securityholders, as follows:

ARTICLE 1

RELATION TO INDENTURE; DEFINITIONS

SECTION 1.01. Relation to Indenture.

With respect to each series of Securities, this Seventh Supplemental Indenture constitutes an integral part of the Indenture.

SECTION 1.02. Definitions.

For all purposes of this Seventh Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Indenture.

SECTION 1.03. General References.

All references in this Seventh Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Seventh Supplemental Indenture; and the terms “herein,” “hereof,” “hereunder” and any other word of similar import refers to this Seventh Supplemental Indenture.

ARTICLE 2

AMENDMENTS TO ORIGINAL INDENTURE

With respect to each series of Securities, the Indenture is hereby amended as set forth below.

SECTION 2.01. Definitions.

The following definition is hereby added to Article One of the Original Indenture:

Finance Corp

The term “Finance Corp” shall mean Tennessee Gas Pipeline Issuig Corporation, a Delaware corporation.

Section 2.02. Co-issuer Party.

SECTION 116 Finance Corp is hereby designated as a co-issuer party under this Indenture and to each series of Securities at any time issued under this Indenture. Finance Corp hereby assumes, agrees to be bound by, and agrees to be jointly and severally liable, as a primary obligor and not as a guarantor or surety, with respect to, any and all obligations of the Company under this Indenture and each such series of Securities. The provisions of this Section 116 shall become effective at the time that the Company converts to a Delaware limited liability company by the filing of a Certificate of Conversion with the Secretary of State of the State of Delaware.

ARTICLE 3

MISCELLANEOUS

SECTION 3.01. Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Company and Finance Corp, and the Trustee does not assume any responsibility for their correctness.

The Trustee does not make any representations as to the validity or sufficiency of this Seventh Supplemental Indenture or the proper authorization or the due execution hereof by the Company or Finance Corp.

In entering into this Seventh Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture (to the extent applicable to the Trustee), whether or not elsewhere herein so provided.

SECTION 3.02. Continued Effect.

Except as expressly supplemented and amended by this Seventh Supplemental Indenture, the Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Indenture (as supplemented and amended by this Seventh Supplemental Indenture) is in all respects hereby ratified and confirmed. This Seventh Supplemental Indenture and all its provisions shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 3.03. Governing Law.

This Seventh Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 3.04. Counterparts.

This instrument may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

TENNESSEE GAS PIPELINE COMPANY

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

TENNESSEE GAS PIPELINE ISSUING CORPORATION

By:	/s/ John J. Hopper
John J. Hopper
Vice President and Treasurer

WILMINGTON TRUST COMPANY

as Trustee

By:	/s/ Michael G. Oller, Jr.
Name:	Michael G. Oller, Jr
Title:	Assistant Vice President

SEVENTH SUPPLEMENTAL INDENTURE

SIGNATURE PAGE

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